RF INDUSTRIES, LTD.	For Immediate Release

Investor Contact: Neil Berkman Associates (310) 477 - 3118 info@berkmanassociates.com	Company Contact: James Doss, President (858) 549-6340 rfi@rfindustries.com

RF Industries Signs Agreement
With Red Oak Partners

SAN DIEGO, CALIFORNIA, August 29, 2011 . . . RF Industries, Ltd. (NASDAQ:RFIL) today announced that it has entered into an agreement with Red Oak Partners, LLC, the deemed beneficial owner of 9.2% of the Company's common stock.  Red Oak had previously sent letters to RFI and filed a Schedule 13D with the Securities and Exchange Commission related to Red Oak's intention to nominate various directors at the company's 2011 annual meeting of stockholders for election to the board of directors and regarding certain other corporate governance matters.

Under the agreement, RFI has agreed to appoint two designees of Red Oak Partners to RFI's Board of Directors at the time that the company files its proxy statement for the 2011 annual meeting (to be filed by September 5, 2011) and to make certain other corporate governance changes recommended by Red Oak.  The two new appointees to the Board will be David Sandberg and J. Randall Waterfield.  Mr. Sandberg and Mr. Waterfield will replace John Ehret and Robert Jacobs who have agreed to resign as members of RFI's Board.

David Sandberg is the managing member, founder, and portfolio manager of Red Oak Partners LP, a New York-based hedge fund.  J. Randall Waterfield, 38, is a former Goldman, Sachs & Co. small capitalization growth portfolio manager, and is currently the Chairman of Waterfield Group, a diversified financial services holding company, and an owner of Cappello Waterfield & Co., a global investment bank.

As part of the agreement with Red Oak, RFI has created a newly formed Strategic Committee whose responsibilities include, among other things, review of the Radio Mobile business, RFI's current and future cash requirements and strategies for maximizing shareholder returns. RFI is also establishing a separate Compensation Committee and a Nominating and Corporate Governance Committee.  Upon his appointment to the Board, Mr. Sandberg will become the Chairman of the new Strategic Committee, and Mr. Waterfield will become the Chairman of the Compensation Committee.  RFI also agreed to review its investor relations program and to commence regular quarterly earnings conference calls which are open to all investors.

RFI and Red Oak Partners have agreed that the six nominees to be nominated by RFI for election at the 2011 annual meeting of stockholders, and to be included in the proxy statement, will consist of Howard Hill, Marv Fink, Darren Clark, William Reynolds, David Sandberg and Randy Waterfield.  Red Oak Partners has agreed not to contest the election of the foregoing nominees and has agreed to vote in favor of the nominees.  The agreement with Red Oak Partners will be incorporated into a report on Form 8-K to be filed by RFI.

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7610 Miramar Road, San Diego, CA  92126-4202  ●  (858) 549-6340  ●  (800) 233-1728  ●  FAX (858) 549-6345
E-mail: rfi@rfindustries.com  ●  Internet: www.rfindustries.com

RF Industries Signs Agreement With Red Oak Partners
August 29, 2011
Page Two

About RF Industries

RFI manufactures, designs and distributes Radio Frequency (RF) connectors and cable assemblies, medical cabling products, RF wireless products, and fiber optic cable products.  Coaxial connectors, cable assemblies and custom microwave RF connectors are used for Wi-Fi, PCS, radio, test instruments, computer networks, antenna devices, aerospace, OEM and Government agencies.  Medical Cabling and Interconnector products are specialized custom electrical cabling products for the medical equipment monitoring market.  RF Wireless products include digital data transceivers for industrial monitoring, wide area networks, GPS tracking and mobile wireless network solutions.  Fiber optic cable, connector and harness products serve computer, aerospace, computer networking and specialty applications.

Forward-Looking Statements

The statements contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to future events, the occurrence of which involve risks and uncertainties, including, without limitation, increased competition, and other uncertainties detailed in the Company's Securities and Exchange Commission filings.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward- looking statements to reflect events or new information after the date of this release.

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